Tom Moran
Vice President, Talent Strategy

Exhibit 10.14 (g)

Henry Iglesias

(via email)

January 20, 2022

Henry,

I am delighted to offer you the position of Controller & Chief Accounting Officer, reporting directly to Linda Zukauckas, Chief Financial Officer. Your hire date is January 31, 2022 or another mutually agreed upon hire date and the effective date of your Section 16 Nielsen Principal Accounting Officer appointment is expected to be March 16, 2022.  The details of this offer are as follows:

Base Salary

Your annualized base salary will be $400,000, payable in biweekly installments pursuant to Nielsen’s payroll schedule. You will receive your initial paycheck on the first scheduled pay date following your start date unless that scheduled pay date is within 6 business days of your start date, in which case you will receive your initial paycheck on the next scheduled pay date.

Annual Incentive

In this role, you will be eligible to participate in the Nielsen Annual Incentive Plan (AIP). Your eligibility will commence as of your hire date and full year contribution to this bonus pool will be $200,000. Final pools are determined by Nielsen company performance and payments are typically made in March of each year, for the prior year’s performance.  In accordance with the plan provisions, management discretion is used to determine annual payouts with consideration given for individual performance. To receive your potential bonus payout, you need to be actively employed with Nielsen on the actual payout date as determined by Nielsen.

Long Term Incentives

As a member of Nielsen’s senior management team, you will be eligible to participate in discretionary Long Term Incentive (LTI) awards. The Compensation Committee of the Board of Directors has approved your initial grant which will be effective on your date of hire.  This initial grant will have a value of $275,000 and will comprise 100% time-vested restricted stock units (RSUs).  These RSUs will vest in 4 equal annual installments commencing on the first anniversary of the grant date provided you are an active employee on the vesting date.

Beginning in 2023, your LTI award will comprise the following two elements typically granted in March of each year:

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Performance restricted stock units (PRSUs), having a fair value of $165,000 under our Long Term Performance Plan (LTPP). The PRSUs will be earned based on the company achieving approved cumulative financial performance targets and are expected to vest at the end of a three-year performance period commencing January 1, 2023.

●

Restricted stock units (RSUs) having a fair value of $110,000. RSUs automatically vest in 4 equal annual installments commencing on the first anniversary of the grant date provided you are an active employee on the vesting date.

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The terms and design of our long term incentive plan is always subject to review and change by the Compensation Committee of the Board of Directors.  Our actual plan in 2023 may differ from what is outlined herein.

Benefits & Miscellaneous

Nielsen's approach to health care is centered on helping you sustain and/or improve your health. We offer a number of programs to help you prevent the onset of illness and disease.

You will be eligible for all benefits currently offered to members of the Nielsen senior management team as of your first day of employment.  Within a week of your start date you should receive an email from Alight, our benefits administration platform, inviting you to enroll in our benefit plans. You must enroll within 31 days of your hire date. If you do not receive your email, please contact the Alight Benefits Service Center (1-833-372-8751).

As a senior executive at Nielsen you are expected to accumulate and maintain a meaningful level of stock ownership in the Company. The value of your stock ownership guideline is 1x your annual salary. The guideline shares will be determined using the closing price of a Nielsen share on your hire date. A summary of our stock ownership guideline is included in the addendum to this offer letter. As an officer of the company, as a perquisite you will also be eligible for reimbursement of actual expenses incurred for annual financial planning and executive health examination up to annual limits of $15,000 and $2,500 respectively.

While it is our sincere hope that our relationship will be a long and mutually beneficial one, your employment by Nielsen is at-will, which means either you or the company may voluntarily terminate your employment at any time. In the event your employment is terminated involuntarily (except in cases deemed to be "for cause") or voluntarily "for good reason", you will receive benefits as described in our Executive Severance Policy, a copy of which is enclosed with this letter.

In the event of a qualifying termination during the change in control period, as defined under the Executive Severance Policy, for a year in which a pro-rata or no bonus has been paid due to you commencing employment with Nielsen, we will use the target bonus opportunity in calculating the average bonus payout.

Henry, please note that this offer is conditional upon the following:

●	Successful completion of a background check including prior employment and education verification.
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Your completion of the Employment Eligibility Verification Form I-9.  The Immigration Reform and Control Act of 1985 requires employers to verify that all employees are legally authorized to work in the United States.

●

Signed return of necessary documents listed on the form to establish your identity and employment eligibility. This form, and other new hire paperwork will be sent to you upon accepting this offer and should be submitted on your first day of employment.  This will include executing Nielsen’s Confidentiality Agreement and Assignment of Rights.

On behalf of the entire Nielsen team, I am thrilled to welcome you to our organization. I look forward to working together as you build a rewarding career and we create long term value at Nielsen.

Sincerely,

/s/ Tom Moran

Tom Moran	Accepted: Henry Iglesias
Vice President, Talent Strategy

Share Ownership Guidelines Summary

●	Eligible shares include shares owned directly, jointly, beneficially owned held indirectly, shares held in 401(k)
●	Ineligible shares include stock options and shares pledged for loans
●

There is no set time period to attain the guideline but until the guideline is attained, executive is restricted from selling shares (with the exception of shares used to cover income tax liability on vesting RSUs and on option exercise and hold transactions)

●	Guidelines are set using a multiple of base salary for Section 16 Officers
●	Guideline shares are calculated for new hires using the closing price of a Nielsen share on the hire date
●	Guidelines are reset each January
●	3x base salary is the maximum threshold below the level of the CEO
●	Executive is to produce an annual statement or certification of share ownership
●	Compensation Committee may waive application of guidelines in event of financial hardship

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